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OPINION OF MICHAEL S. KROME
Exhibit 5.1


                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381



                                                                   July 21, 2003


National Management Consulting, Inc.
545 Madison Avenue
6th Floor
New York, New York 10022

Dear Sirs:

         You have requested an opinion with respect to certain matters in connection with the filing by National Management Consulting, Inc., (the
"Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 242,500 shares, par value $0.0001 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

         The shares to be covered by the Form S-8 include:

1. 45,000 shares of common stock to be issued to Sante Santopadre, pursuant to the Consulting Agreement previously entered into by the Company;

2. 55,000 shares of common stock to be issued to Mark Scharbo, designee of Market Share Recovery.com pursuant to the agreement executed with the Company;

3. 100,000 shares of common stock to be issued to Jim Lyons for consulting services provided to the Company;

4. 7,500 shares of common stock to be issued to Douglas Ashman, designee of Concentric Capital Corp. pursuant to the agreement executed with the Company;

5. 10,000 shares of common stock issued to John D'Angelo, Esq., for the payment of legal fees incurred by the Company; and

6. 25,000 shares of common stock of the Company to be issued to John Moran pursuant to a consulting agreement with the Company.

         In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the


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conformity to the originals of all documents  submitted to me as copies  thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

         We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

         In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreements, or Retainer Agreements, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                      Very truly yours,


                                                      Michael S. Krome




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